                                                                       EXHIBIT 4



                    CERTIFICATE OF DESIGNATIONS OF SERIES A
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK
                          (PAR VALUE $0.01 PER SHARE)
                                       OF
                            PIONEER COMPANIES, INC.

                    ----------------------------------------

                       PURSUANT TO SECTION 151(G) OF THE
                            GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                    ----------------------------------------




     The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Pioneer Companies, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, at a meeting duly convened and held on May 9, 1997, at which a quorum was present and acting throughout:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), this Board of Directors hereby authorizes the creation of a series of preferred stock, par value $.01 per share, of the Corporation upon the terms and conditions set forth herein, and hereby fixes the designation and number of shares and the relative rights, preferences and limitations thereof (in addition to those set forth in the Certificate of Incorporation that may be applicable to the Series A Preferred Stock), as follows:

     1. Designation and Number of Shares. The preferred stock created and authorized hereby shall be designated as the "Series A Preferred Stock" ("Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 55,000. The Series A Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series A Preferred Stock as set forth herein and in the Certificate of Incorporation. The par value of each share of Series A Preferred Stock shall be $.01.

     2. Definitions. The following terms when used herein shall have the meanings set forth below:

        "Assets" has the meaning specified in Section 9(b)(v).


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        "Business Day" means, with respect to the Series A Preferred Stock, any day other than a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

        "Certificate of Incorporation" has the meaning specified in the second paragraph of this Certificate.

        "Closing Price" with respect to any security on any day shall mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose.

        "Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Corporation, which term shall include, in the case of a reclassification, recapitalization or other change in such common stock or in the case of a consolidation or merger of the Corporation with or into another corporation, such consideration to which a holder of a share of such common stock of the Corporation would be entitled upon the occurrence of such event.

        "Consent of Requisite Holders" means the written consent of Requisite Holders, or the consent of Requisite Holders given in person or by proxy at an annual or special meeting of the holders of Series A Preferred Stock or of all stockholders of the Corporation, in each case, only with respect to those matters in which the holders of Series A Preferred Stock shall vote separately as a class and not with respect to any matters in which the holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock, with each share of Series A Preferred Stock having one vote, which written consent or consent by vote shall be binding upon all holders of Series A Preferred Stock.

        "Conversion Rate" has the meaning specified in Section 9(a).

        "Corporation" has the meaning specified in the introductory paragraph to this Certificate.

        "Current Market Value" means the value per share of Common Stock as of a specified date which is equal to the average, for the 15 consecutive Trading Days immediately prior to the date of determination, of the Closing Prices of the Common Stock



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

on such days; provided however, that if any event similar to the events described in Section 9(b)(i), (ii), (iii), (iv), or (v) shall occur and shall affect the Closing Prices of the Common Stock during such period of time, then the Board of Directors shall in good faith appropriately adjust (such adjustment to be evidenced in a resolution adopted by the Board of Directors) the Closing Prices to reflect the impact of such event on the Closing Prices.

        "Declaration Date" has the meaning specified in the definition of "Extraordinary Cash Dividend".

        "Determination Date" shall mean, with respect to any dividend or other distribution, the date fixed for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution, or if a dividend or distribution is paid or made without fixing such a date, the date of such dividend or distribution.

        "Event Redemption Date" has the meaning specified in Section 5(c).

        "Ex-Date" shall mean (i) when used with respect to any dividend or distribution, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market without the right to receive such dividend or distribution, and (ii) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

        "Extraordinary Cash Dividend" shall mean, with respect to any cash dividend or cash distribution (other than a dividend or distribution in connection with a Liquidation) on the Common Stock (the "Specified Dividend"), an amount determined pursuant to the following sentence. If, upon the date prior to the date of the declaration (the "Declaration Date") with respect to the Specified Dividend, the aggregate per share amount of the Specified Dividend, together with the aggregate per share amounts of all cash dividends and cash distributions on the Common Stock with Ex-Dates occurring in the 360 consecutive day period ending on the date prior to the Ex-Date with respect to the Specified Dividend, exceeds 10% of the Current Market Value of the Common Stock on the Trading Day prior to the Declaration Date with respect to the Specified Dividend, such excess shall be deemed to be an Extraordinary Cash Dividend.

        "Junior Securities" means the shares of Common Stock and the shares of any other class or series of capital stock of the Corporation which (by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof) shall be subordinated to the Series A Preferred Stock in respect of the right to receive assets of the Corporation in liquidation.


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        "Liquidation" means the distribution of the assets of the Corporation upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

        "Liquidation Preference" has the meaning specified in Section 7.

        "NASDAQ NMS" means the National Market System of The Nasdaq Stock Market, Inc. (or any successor to such system).

        "NYSE" means the New York Stock Exchange, Inc.

        "Optional Conversion" has the meaning specified in Section 9(a).

        "Original Issue Date" means, as to any share of Series A Preferred Stock, the date on which such share of Series A Preferred Stock was first issued by the Corporation.

        "Parity Securities" means the shares of any class or series of capital stock of the Corporation which (by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof) shall, in the event that the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series A Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution of assets if all sums payable were discharged in full.

        "Redemption Date" shall have the meaning set forth in Section 4(b).

        "Redemption Price" means the product of (a) $100 per share of Series A Preferred Stock to be redeemed, multiplied by, (b) the percentage applicable to the period in which the Redemption Date or the Event Redemption Date, as applicable, occurs, as shown in the table below. After the tenth anniversary of the Original Issue Date, the Redemption Price shall equal $100 per share of Series A Preferred Stock.


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



================================================================================
                                                                      Applicable
                               Period                                 Percentage
--------------------------------------------------------------------------------
From and including the Original Issue Date to and including the
first anniversary of the Original Issue Date                          102%
--------------------------------------------------------------------------------
From and excluding the first anniversary of the Original Issue Date
to and including the second anniversary of the Original Issue Date    104
--------------------------------------------------------------------------------
From and excluding the second anniversary of the Original Issue
Date to and including the third anniversary of the Original Issue
Date                                                                  106
--------------------------------------------------------------------------------
From and excluding the third anniversary of the Original Issue Date
to and including the fourth anniversary of the Original Issue Date    108
--------------------------------------------------------------------------------
From and excluding the fourth anniversary of the Original Issue
Date to and including the tenth anniversary of the Original Issue
Date                                                                  110
================================================================================

        "Regular Cash Dividend" means any cash dividend or cash distribution with respect to the Common Stock other than an Extraordinary Cash Dividend.

        "Requisite Holders" means holders of Series A Preferred Stock holding not less than a majority of the aggregate number of shares of Series A Preferred Stock then outstanding.

        "Series A Preferred Stock" has the meaning specified in Section 1.

        "Specified Dividend" has the meaning specified in the definition of "Extraordinary Cash Dividend".

        "Trading Day" shall mean (x) if the applicable security is listed or admitted for trading on the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business or (y) if the applicable security is quoted on the NASDAQ NMS, a day on which a trade may be made on the NASDAQ NMS or (z) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

     3. Dividends.

        No holder of any share of Series A Preferred Stock shall be entitled to receive any dividends by virtue of holding such Series A Preferred Stock.



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     4. Mandatory Redemption and Redemption at the Option of the Corporation.

     (a) At any time, or from time to time, after the Original Issue Date, the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, upon the giving of notice as provided in Section 4(b) of this Certificate, at the Redemption Price applicable on the Redemption Date specified in such notice, without interest; provided, however, that if not theretofore redeemed, all issued and outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation on the first Business Day after the date which is ten (10) years after the Original Issue Date.

     (b) At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of shares of Series A Preferred Stock pursuant to Section 4(a) of this Certificate (the "Redemption Date"), written notice of such redemption shall be mailed, to each holder of record of shares of Series A Preferred Stock to be redeemed, in a postage prepaid envelope sent by first class mail and addressed to such holders at their last addresses as they shall appear on the stock register of the Corporation; provided, however, that no failure to give such notice by mail, nor any defect therein or in the mailing thereof, shall affect the validity of the proceedings for the redemption of the shares of Series A Preferred Stock to be redeemed.

     Each such notice shall state:

           (i)   the Redemption Date;

           (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all of the shares of Series A Preferred Stock held by such holder are to be redeemed from such holder, the number of shares of Series A Preferred Stock to be redeemed from such holder and the method used to calculate such number;

           (iii) the Redemption Price; and

           (iv) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price.

     On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender its certificate or certificates for such shares of Series A Preferred Stock to the Corporation at the place designated in such notice, and thereupon, the Redemption Price for such shares of Series A Preferred Stock shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In the event that fewer than all of the shares of Series A Preferred Stock represented by such certificate shall be redeemed, a new certificate shall be issued to the person whose name appears on such certificate representing the unredeemed shares of Series A Preferred Stock. From and after the Redemption Date (unless the Corporation shall have not deposited, prior to the Redemption Date, funds sufficient to pay the Redemption Price, in trust for


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


the account of the holders of the shares of Series A Preferred Stock to be redeemed, with any bank or trust company) all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate, such shares of Series A Preferred Stock shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares of Series A Preferred Stock shall not be deemed to be outstanding for any purpose whatsoever.

     (c) If fewer than all of the shares of Series A Preferred Stock are to be redeemed, the Board of Directors of the Corporation shall allocate the aggregate number of shares to be redeemed pro rata (or as nearly pro rata as practicable) or by any other method that shall be approved in writing by holders of shares of Series A Preferred Stock representing Requisite Holders (which such approval shall be binding on all holders of Series A Preferred Stock).

     (d) In the event that any holder of shares of Series A Preferred Stock which have been called for redemption has not, within two years after the Redemption Date, claimed the Redemption Price with respect thereof, the bank or trust company at which the Corporation shall have deposited the Redemption Price shall, upon demand by the Corporation, pay over to the Corporation such unclaimed amount, and thereupon, such bank or trust company shall be relieved of all responsibility in respect thereof to such holder, and such holder shall look only to the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid by such bank or trust company to the Corporation from time to time.

     (e) After the first Business Day after the date which is ten (10) years after the Original Issue Date, no dividends or other distributions shall be declared, made or paid or set apart for payment or distribution upon the Common Stock, and Junior Securities or any Parity Securities, nor may any Common Stock, any Junior Securities or any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation (except by conversion into or in exchange for Common Stock, such Junior Securities or such Parity Securities), unless all issued and outstanding shares of Series A Preferred Stock shall have been redeemed by the Corporation, or called for redemption and a sum sufficient for the payment of the Redemption Price thereof shall have been deposited with a bank or trust company in trust for the account of the holders of the shares of Series A Preferred Stock to be redeemed.

     5. Redemption Upon Designated Event And Rating Decline.

     (a) In the event that there occurs after the issuance of the Series A Preferred Stock both (a) a Designated Event and (b) a Rating Decline, each holder of shares of Series A Preferred Stock may require the Corporation to redeem all or any portion of such holders' shares of Series A Preferred Stock on the Event Redemption Date, at the Redemption Price applicable to such Event Redemption Date.

     (b) On or before the 30th day after the end of the Evaluation Period with respect to such Designated Event, the Corporation shall mail, or cause to be mailed, to each holder of record of shares of Series A Preferred Stock, in a postage prepaid envelope sent by first class mail, addressed to each at their last addresses as they shall appear on the stock register of the Corporation, a notice regarding the Designated Event, the Rating Decline and the redemption right. The notice shall state the date by which the Series A Preferred Stock must be surrendered for redemption, the Event Redemption Date, the Redemption Price and the procedure which the holder must follow to elect redemption. To elect redemption with respect to any share of Series A Preferred Stock, the holder will be required to surrender such share of Series A Preferred Stock at least 10 days prior to the Event Redemption Date, together with written notice of the holder's election. Election by a holder of redemption shall (unless otherwise provided by law) be irrevocable.

     (c) The following terms shall apply to terms used in this Section 5:

         A "Designated Event" shall be deemed to occur at such times as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than the Corporation or any person or group (x) which as of the date hereof holds a majority of the Voting Shares or any affiliate of such person or group or (y) which consists solely of one or more Company Employee Benefit Plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), maintained by the Corporation or any subsidiary thereof or any holding company created as permitted by clause (iii)(y) of this paragraph, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) of more than 50% of the Voting Shares (including Voting Shares not then outstanding of which such person or group is deemed to be the beneficial owner); or (ii) a person or group consisting solely of one or more Company Employee Benefit Plans becomes the beneficial owner of Voting Shares with the proceeds of any extension of credit (including any loan to such person or group by or on behalf of the Corporation) and the number of such Voting Shares remaining unallocated to participants in such Company Employee Benefit Plans at any time is more than 25% of the total voting power of all outstanding Voting Shares (including Voting Shares not then outstanding of which such person or group is deemed to be the beneficial owner); or
     (iii) the Corporation consolidates with or merges with or into any person (or sells or transfers all or substantially all of its assets to any person) other than (x) a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (y) a merger which is elected solely to form a public holding company or to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion, or exchange of outstanding shares of Common Stock into solely shares of Common Stock of such Person; or (iv) the Corporation or any subsidiary of the Corporation purchases or otherwise acquires, directly or indirectly, beneficial ownership of Common Stock of the Corporation if, after giving effect to such acquisition, the Corporation (together with its subsidiaries) has acquired beneficial ownership of more than 30% of the Common Stock outstanding on the day before the first such acquisition (taking into account any stock split, stock dividend or similar transaction effected during such period) during the


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


     immediately preceding 12-month period ending on (and including) the date of such acquisition (or such shorter period if the date of original issue of the Series A Preferred Stock is after the first day of such period). As used in this definition, "the Corporation" shall mean Pioneer Companies, Inc. or any holding company formed pursuant to clause (iii)(y) hereof.

         "Evaluation Period" with respect to any particular Designated Event shall be the period beginning on the 120th day prior to the first public notice of the occurrence of that particular Designated Event and ending 90 days after such public notice, provided that, if during the Evaluation Period either Rating Agency shall publicly announce that it has the Outstanding Debt under consideration for possible downgrade, then the Evaluation Period shall end at the later of (i) 90 days after the public notice of the occurrence of such Designated Event or (ii) the time at which such Rating Agency shall announce a new rating for the Outstanding Debt, announce the withdrawal of its rating of the Outstanding Debt, or announce that it no longer has a downgrade of the rating of the Outstanding Debt under consideration.

         "Event Redemption Date" shall mean the date that is 100 days after the end of the Evaluation Period with respect to a particular Designated Event.

         "Full Rating Category" shall mean (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca and C and (iii) with respect to any other Rating Agency, the equivalent of any such category of S&P or Moody's used by such other Rating Agency. In determining whether the rating of the Outstanding Debt has decreased by the equivalent of one Full Rating Category, gradation within Full Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's or the equivalent gradation for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to B+ will constitute a decrease of one Full Rating Category, and a decline in a rating from BB- to B+ will constitute a decrease of less than one Full Rating Category.

          "Investment Grade" shall mean BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or by any other Rating Agency selected as provided above.

          "Outstanding Debt" shall mean the outstanding unsecured long-term debt obligations of the Corporation whose maturity date most closely approximates the date on which the Series A Preferred Stock must be redeemed by the Corporation if not previously redeemed.

          "Rating Agency" shall mean Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc. and its successors ("S&P"), and Moody's Investors Service and its successors ("Moody's"), or, if S&P or Moody's or both shall not make a rating on the Outstanding Debt publicly available, a nationally recognized securities rating


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



     agency or agencies, as the case may be, selected by the Company at such time which shall be substituted for S&P or Moody's or both, as the case may be.

          "Rating Date", with respect to any particular Designated Event, shall mean the date which is 121 days prior to the first public notice of the occurrence of that particular Designated Event.

          A "Rating Decline" shall be deemed to have occurred if a Designated Event shall occur and if (i) one or both Rating Agencies shall have rated the Outstanding Debt as Investment Grade on the Rating Date (established with respect to that particular Designated Event as hereinafter prescribed) and shall either reduce the rating of the Outstanding Debt or withdraw the rating of the Outstanding Debt so that at the end of the Evaluation Period the Outstanding Debt shall be rated by both Rating Agencies below Investment Grade or shall not be rated by either Rating Agency, (ii) both Rating Agencies shall have rated the Outstanding Debt below Investment Grade on the Rating Date and shall either (a) reduce the rating of the Outstanding Debt or withdraw the rating of the Outstanding Debt so that at the end of the Evaluation Period the Outstanding Debt shall be rated by both Rating Agencies at least one Full Rating Category below the rating of the Outstanding Debt on the Rating Date or shall not be rated by either Rating Agency or (b) reduce the rating of the Outstanding Debt so that at the end of the Evaluation Period the rating of the Outstanding Debt shall be D(S&P) and C(Moody's) or the equivalent of such ratings by any other substituted Rating Agency as provided herein, or (iii) if neither Rating Agency shall have rated the Outstanding Debt on the Rating Date, the Designated Event shall have a material adverse effect on the credit quality of the Corporation.

          "Reference Date" means, (x) for any distribution, the day before the earlier of the record date for such distribution or the first date on which the Common Stock trades regular way without the right to receive such distribution, of (y) for any acquisition, the day before the date of such acquisition.

          "Voting Shares" means the total voting power of all classes of stock then outstanding of the Corporation entitled to vote generally in the election of members of the Board of Directors.

     6. Voting Rights. The holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class in any and all matters with respect to which holders of Common Stock have voting or consent rights. Each share of Series A Preferred Stock shall be entitled to cast such number of votes as are equal to the number of votes which could be cast by the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible. The Conversion Rate to be used in connection with the foregoing shall be the Conversion Rate in effect immediately prior to the date fixed for the determination of holders of Common Stock entitled to vote on such matter. The holders of the Series


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


A Preferred Stock and the holders of Common Stock shall vote as one class except as otherwise provided by law or this Certificate.

     7. Priority of Series A Preferred Stock in event of Liquidation, Dissolution or Winding Up. In the event of any Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of one hundred dollars ($100.00) (the "Liquidation Preference") in cash for each share of Series A Preferred Stock, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Securities upon such Liquidation. If upon any Liquidation the amounts payable with respect to the Liquidation Preference of the Series A Preferred Stock and any Parity Securities are not paid in full, the holders of Series A Preferred Stock and of the Parity Securities will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which holders of Series A Preferred Stock and the Parity Securities are entitled will in all cases bear to each other the same ratio that the Liquidation Preferences of the Series A Preferred Stock and the Parity Securities bear to each other. Except as otherwise provided in this Section 7, holders of Series A Preferred Stock shall not be entitled to any distribution in the event of Liquidation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall constitute a Liquidation for purposes of this Section 7.

     8. Ranking of Series A Preferred Stock. With regard to rights to receive mandatory redemption payments and distributions upon Liquidation, the Series A Preferred Stock shall rank prior to any other equity securities of the Corporation, including the Common Stock of the Corporation: (i) unless otherwise approved in accordance with Section 12(b) of this Certificate, and
(ii) except with respect to Parity Securities.

     9. Conversion.

     (a) The shares of Series A Preferred Stock are convertible, at any time or from time to time prior to the close of business on the Redemption Date, in whole or in part, at the option of the holders thereof ("Optional Conversion"), unless previously redeemed, into shares of Common Stock at a rate of eight shares of Common Stock for each share of Series A Preferred Stock (the "Conversion Rate"), subject to adjustment as set forth below. The right of conversion of any shares of Series A Preferred Stock called for redemption will terminate at the close of business on any Redemption Date with respect to such shares of Series A Preferred Stock.

     Optional Conversion of shares of Series A Preferred Stock may be effected by delivering the certificates evidencing such shares of Series A Preferred Stock, together with written notice of conversion and proper assignment of such certificates to the Corporation or in blank, to the office of any transfer agent for the Series A Preferred Stock or to any other office or agency maintained by the Corporation for that purpose. Each Optional Conversion shall be deemed to have


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

been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied and the person or persons entitled to receive the Common Stock deliverable upon conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date. The Optional Conversion shall be at the Conversion Rate in effect at such time on such date.

     The Corporation shall, as soon as practicable after the surrender for conversion of certificates evidencing shares of Series A Preferred Stock and compliance with the other conditions herein contained, deliver at the offices of such transfer agent to the person for whom such shares of Series A Preferred Stock are so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fraction of a share of Common Stock as hereinafter provided.

     (b) The Conversion Rate is subject to adjustment from time to time as provided below in this paragraph (b).

         (i) If the Corporation shall fix a Determination Date with respect to the payment of, or the making of, a dividend or other distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock), the Conversion Rate in effect at the opening of business on the day following the Determination Date shall be increased by multiplying such Conversion Rate by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Determination Date, excluding the effect of such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Determination Date, excluding the effect of such dividend or distribution, such increase to become effective at the opening of business on the day following the Determination Date. For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation and the number of shares constituting such dividend or other distribution shall include shares represented by cash issued in lieu of fractional shares of Common Stock.

         (ii) If outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a lesser number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective at the opening of business on the day following the day upon which such subdivision or split or combination becomes effective.

         (iii) If the Corporation shall, after the date hereof, fix a Determination Date with respect to the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Value of the Common Stock on the Determination Date, then in each case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect on the Determination Date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Determination Date, excluding the effect of such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Determination Date, excluding the effect of such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Value (determined by multiplying such total number of offered shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Value). Shares of Common Stock held by the Corporation or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the day next following the Determination Date. To the extent that shares of Common Stock are not delivered by reason of the expiration of any of such rights or warrants without exercise, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made by reason of the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

         (iv) If the Corporation shall issue shares of Common Stock at a price per share less than the Current Market Value of the Common Stock on the date of such issuance, except for grants or sales of Common Stock to officers, directors, employees and consultants of the Corporation for compensation purposes, then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect on such date of issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such date, excluding the effect of such issuance, plus the number of additional shares of Common Stock issued, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such date, excluding the effect of such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so issued would purchase at such Current Market Value (determined by multiplying such total number of issued shares by the purchase price for such issued shares and dividing the product so obtained by such Current Market Value).

         (v) If the Corporation shall fix a Determination Date with respect to the making of a dividend or other distribution on its Common Stock (other than a dividend or distribution (A) referred to in Section 9(b)(i) or (iii), or (B) in connection with a Liquidation) consisting of evidences of its indebtedness, shares of any class of capital stock or other assets (including securities and Extraordinary Cash Dividends, but excluding Regular Cash Dividends) (any of the foregoing, other than any such excluded dividend or distribution, being hereinafter referred to as "Assets"), then, in each such case, unless the Corporation elects to reserve Assets for distribution to the holders of the Series A Preferred Stock upon the conversion thereof so that any holder converting shares of Series A Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Assets that such holder would have received if such holder had, immediately prior to the Determination Date, converted its shares of Series A Preferred Stock into Common Stock, the Conversion Rate in effect as of the opening of business on the day following the Determination Date shall be increased by multiplying such Conversion Rate by a fraction (x) the numerator of which shall be the Current Market
     Value per share of the Common Stock on the Determination Date and (y) the denominator of which shall be the Current Market Value per share of the Common Stock on the Determination Date less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a resolution of the Board of Directors) on the Determination Date of the portion of the Assets so distributed applicable to one share of Common Stock; provided, however, that in the event the then fair market value (as so determined) of the portion of the Assets so distributed or distributable applicable to one share of Common Stock is equal to or greater than the Current Market Value per share of the Common Stock on the Determination Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series
     A Preferred Stock shall have the right to receive upon conversion the amount and kind of such Assets that such holder would have received if such holder had, immediately prior to the Determination Date, converted its shares of Series A Preferred Stock into Common Stock. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Determination Date had not been fixed. If such Assets consist of any rights or warrants (other than those referred to in Section 9(b)(iii)) and such rights or warrants expire and, as a result, a portion of the Assets issuable on exercise thereof will not be delivered, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the Assets actually delivered. To the extent that a distribution of Assets consists of or includes (x) securities and the Board of Directors determines the fair market value thereof by reference to the trading market therefor, the Board of Directors shall, if possible, consider the Closing Price of such securities over the same period and (if appropriate) applying adjustments of the type used in computing the applicable Current Market Value or (y) an Extraordinary Cash Dividend, the fair market value thereof shall be deemed to be the amount of cash constituting such Extraordinary Cash Dividend.

         (vi) Anything in this Section 9 notwithstanding, the Corporation will be entitled (but shall not be required) to make such upward adjustments in the Conversion Rate, in addition to those set forth in this Section 9, as the Corporation, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision of stock, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, or any successor provision) hereafter made by the Corporation to its stockholders will not be taxable in whole or in part.

         (vii)  All adjustments to the Conversion Rate will be calculated to
     the nearest 1/100th of a share of Common Stock.   No adjustment in the
     Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the Conversion Rate; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Conversion Rate shall be made successively.

         (viii) Prior to taking any action that could result in an adjustment affecting the Conversion Rate such that the conversion price (for purposes of this subparagraph, an amount equal to the Liquidation Preference divided by the Conversion Rate as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its Board of Directors, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Rate as so adjusted. The Corporation hereby covenants not to take any action which would result in the par value per share of the Common Stock being in excess of an amount equal to the Liquidation Preference divided by the Conversion Rate.

     (c) Adjustment for Consolidation or Merger. In the event that the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another corporation) or in the event of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of Series A Preferred Stock shall, after consummation of such transaction, be subject to conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided, that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share of Common Stock, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into which the Series A Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described above in Section 9(b) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     (d) Whenever the Conversion Rate is adjusted as provided in Section 9(b), the Corporation shall:

         (i) forthwith compute the adjusted Conversion Rate in accordance with this Section 9 and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, and shall file such certificate forthwith with any transfer agent for the Series A Preferred Stock and the Common Stock; and

         (ii) mail a notice stating that the Conversion Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Rate, to the holders of record of the outstanding shares of Series A Preferred Stock, at their last addresses as they shall appear on the stock register of the Corporation, as soon as practicable after such adjustment has been made.

     (e) In case, at any time while any of the shares of Series A Preferred Stock are outstanding, the Corporation shall authorize any reclassification of the Common Stock (other than a subdivision, split or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the state the Corporation was then domiciled in and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation (except to one or more wholly owned subsidiaries), then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the holders of record of the outstanding shares of Series A Preferred Stock, at their last addresses as they shall appear on the stock register of the Corporation, at least 10 days before the date hereinafter specified, a notice stating the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by this paragraph (e) or any defect therein shall not affect the legality or validity of any such action.

     10. No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any Series A Preferred Stock. Upon any Optional Conversion, in lieu of any fractional share of Common Stock otherwise issuable in respect of the aggregate number of shares of Series A Preferred Stock of any holder that are converted, such holders shall be entitled to receive an amount in cash (computed to the nearest cent, with one-half cent rounded upward) equal to the same fraction of the Current Market Value of the Common Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

     11. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all the Series A Preferred Stock then outstanding.

     12. Class Voting Rights.

     (a) So long as any shares of the Series A Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the Consent of Requisite Holders shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Certificate. Without limiting the generality of the foregoing, such vote or consent is expressly understood not to be required with respect to (i) the creation of any class or series of capital stock as to which no vote or consent is required under Section 12(b) or
(c) below and (ii) any merger, consolidation or transfer of substantially all the assets of the Corporation or other transaction involving the Corporation and a third party in which the Corporation is not the survivor and in which the Series A Preferred Stock shall remain outstanding as an equivalent security of the survivor with no adverse change to the designations, rights, preferences or privileges provided for in this Certificate.

     (b) So long as any shares of the Series A Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the Consent of Requisite Holders shall be required (i) to amend, alter or repeal any provision of the Certificate of Incorporation, as the same may be amended from time to time, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) to authorize or issue more shares of Series A Preferred Stock than are authorized in Section 1 of this Certificate, or (iii) to create, authorize or issue, or reclassify any authorized stock of the Corporation into, or increase the authorized amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to rights to receive mandatory redemption payments and distributions upon Liquidation.

     (c) Nothing herein contained shall be construed to require a class vote or the Consent of Requisite Holders (i) in connection with any increase in the total number of authorized or issued shares of Common Stock, including, without limitation, any shares of Common Stock or options or other rights to acquire shares of Common Stock issued pursuant to any stock option or other incentive plan for directors, officers or employees of the Corporation or any subsidiary of the Corporation, or (ii) in connection with the authorization, increase or issuance of any class or series of Junior Securities. Shares of the Series A Preferred Stock which have been issued and redeemed shall (upon compliance with any applicable provisions of the laws of the state of Delaware) have the status of authorized and unissued shares of the class of preferred stock, undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock, other than the Series A Preferred Stock. Nothing herein contained shall in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures, and other obligations, or to incur indebtedness to the extent permitted by the Corporation's agreements in effect from time to time.

     13. Prior Notice of Certain Events.  In the event:


     (a) the Corporation shall (A) declare any dividend or any other distribution on its Common Stock (other than (x) a dividend or other distribution payable in shares of Common Stock or (y) a Regular Cash Dividend),
(B) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock, or (C) authorize the granting to all holders of Common Stock or rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

     (b) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

     (c) of a Liquidation;

then the Corporation shall cause to be filed with the transfer agent for, and mailed to the holders of record of the outstanding shares of, the Series A Preferred Stock, at their last addresses as they shall appear upon the stock register of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, repurchase, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, share exchange or

Liquidation is expected to become effective, and the date, if any, as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, share exchange or Liquidation (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     14. Miscellaneous.

     (a) Transfer Agent and Registrar. The Corporation may at any time act as its own transfer agent and registrar. The Corporation shall also have the right, by notice in writing to all holders of Series A Preferred Stock at their address for notice appearing on the books and records of the Corporation, to designate an office or agency where shares of Series A Preferred Stock may be presented for registration or transfer.

     (b) Stockholder Reports. The Corporation will, or will cause any transfer agent to, transmit to the registered holders of shares of the Series A Preferred Stock all reports and communications from the Corporation that are generally mailed to holders of the Common Stock.

     (c) Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

     RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by the officers named below as of this 4th day of June, 1997.

                                        PIONEER COMPANIES, INC.



                                        By:
                                           ------------------------------------
                                           Name:  Kent R. Stephenson
                                           Title:    Vice President

Attest:



By:
   -----------------------------------
   Name:  Eva Macias
   Title:    Assistant Secretary